Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Eldorado Artesian Springs, Inc. on Form S-8 (333-53307) of our report dated June 11, 2007 relating to the audited balance sheet of Eldorado Artesian Springs, Inc as of March 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2007 and 2006 appearing in Form 10-KSB of Eldorado Artesian Springs, Inc., filed with the Securities and Exchange Commission on June 26, 2007.

Ehrhardt Keefe Steiner & Hottman PC
August 22, 2007
Denver, Colorado